Exhibit 10.1

EXECUTION VERSION

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is effective as of the Closing Date by and between Tegal Corporation, a Delaware corporation (“Seller”) and SPP Process Technology Systems Ltd., a company incorporated and registered in England and Wales (“Purchaser”).

WHEREAS, Seller and Purchaser have entered into an Asset Purchase Agreement, dated as of February 9, 2011 (the “Purchase Agreement”); and

WHEREAS, in connection with the foregoing, Seller desires to grant to Purchaser and its Designees a license to use certain Licensed Marks (as defined below);

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, it is agreed by and between the parties as follows:

1.           DEFINITIONS.  For the purposes of this Agreement the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein.  Other terms that are capitalized but not specifically defined in this Section 1 or in the body of the Agreement shall have the meanings set forth in the Purchase Agreement.

1.1.            “Designee” means the Affiliates of Purchaser designated pursuant to the Designation Notice ..

1.2.           “Licensed Marks” means the trademarks of Seller set forth in Exhibit A attached hereto.

1.3.           “Purchaser Products” means any products designed, developed, distributed, marketed, manufactured, tested, assembled, used, imported, licensed, offered for sale, and/or sold in connection with the Included Business.

1.4.           “Trademark Usage Guidelines” means the written guidelines for proper usage of the Licensed Marks, as in use by Seller immediately prior to the Closing Date and as revised and updated from time to time by Seller with notice to Purchaser.  All such guidelines may be revised and updated by Seller from time to time during the term of the license in its reasonable discretion.

1.5.           “Transferred Trademarks” means the trademarks transferred to Purchaser and its Designees as part of the Purchased Intellectual Property pursuant to the Purchase Agreement.

2.	LICENSES.

2.1.          License Grant.  Subject to the terms and conditions of this Agreement, Seller hereby grants to Purchaser and each of its Designees an exclusive, non-transferable (except as permitted pursuant to Section 7.5), worldwide, royalty-free license, without right of sublicense, during the term of this Agreement to use, copy, distribute and reproduce the Licensed Marks solely in connection with the manufacture, assembly, use, import, export, design, development, distribution, marketing, selling and support of the Purchaser Products and solely in combination with the Transferred Trademarks (for example, “Tegal 4200SE™”).  Purchaser guarantees the compliance of each of its Designees with the terms and conditions of this Agreement.

2.2.          License Restrictions.  Purchaser agrees to, and to cause its Designees to, use the Licensed Marks during the term of the license only in a manner that is consistent with the Trademark Usage Guidelines that Seller may furnish to Purchaser from time to time, including all required trademark notices.  Purchaser agrees not to, and will cause its Designees not to, take any action inconsistent with such ownership and further agrees to take, and to cause its Designees to take, at Seller’s reasonable expense, any action, including the conduct of legal proceedings, which Seller deems necessary to establish and preserve Seller’s rights in and to the Licensed Marks.  Purchaser shall not, and shall cause its Designees not to, adopt, use or attempt to register any trademarks or trade names that are confusingly similar to the Licensed Marks or in such a way as to create combination marks with the Licensed Marks.  Upon Seller’s request, Purchaser shall provide, or shall cause its Designees to provide, Seller with samples of all materials that use the Licensed Marks prior to their public use or display for Seller’s quality control purposes.

3.          OWNERSHIP OF LICENSED MARKS.  Purchaser acknowledges Seller’s exclusive ownership of the Licensed Marks and the renown of the Licensed Marks worldwide.  As between the parties, Seller shall own all right, title and interest in the Licensed Marks.  Purchaser agrees not to challenge the ownership or validity of the Licensed Marks.  The use of the Licensed Marks by Purchaser and its Designees shall inure exclusively to the benefit of Seller, and neither Purchaser nor any of its Designees shall acquire or assert any rights therein.  Purchaser recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

4.           [RESERVED].

5.	TERM; TERMINATION.

5.1.           Term. Unless otherwise agreed by the parties or as set forth in Section 5.2 below, this Agreement will be effective on a perpetual basis.

5.2.          Termination. Seller may terminate this Agreement if Purchaser materially breaches a provision of this Agreement and fails to cure such breach within thirty (30) days after Seller provides written notice of such breach to Purchaser.

5.3.           Survival.  Sections 3, 5.3, 6  and 7 shall survive any termination or expiration of this Agreement or the licenses hereunder.

6.	LIMITATION OF LIABILITY.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES OR TO ANY THIRD PARTY CLAIMING THROUGH OR UNDER SUCH OTHER PARTY, FOR ANY LOST PROFITS OR FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.           MISCELLANEOUS.

7.1.           No Obligation to Obtain or Maintain Marks.  Neither party shall be obligated to: (a) file any application for registration of any trademark, or to secure any rights in any trademarks, (b) maintain any trademark registration, or (c) provide any assistance, except for the obligations expressly assumed in this Agreement.

7.2.           Amendment and Modification.  This Agreement may be amended, modified or supplemented, only by a written agreement signed by the parties hereto.

7.3.           Waiver of Compliance; Consents.  Any failure of Purchaser, on the one hand, or Seller, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Seller or Purchaser, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.3.

7.4.           Notices.  All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered personally or when sent by telecopy or other electronic or digital transmission method (including, but not limited to, in portable document format by electronic mail) or three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to whom it is directed or one (1) business day after being sent via an internationally recognized courier service for next business day delivery, to the party to whom it is directed:

If to Purchaser, to:
SPP Process Technology Systems, Ltd.
Ringland Way
Newport
NP18 2TA
United Kingdom
Attention: Richard Rees, VP & Chief Finance Officer
Facsimile: +44.1633.414141

With a copy to:

Bingham McCutchen LLP
1900 University Avenue
East Palo Alto, California 94303
Attention:  Bart Deamer
Facsimile:  +1.650.849.4800

If to Seller, to:

Tegal Corporation
2201 S. McDowell Blvd.
Petaluma, CA 94954
Attention:  Thomas R. Mika, President and Chief Executive Officer
Facsimile:  +1.707.763.0415

With a copy to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:  Robert Phillips
Facsimile:  +1.650.463.2600

or for any party, at such other address as such party shall have specified in writing to each of the others in accordance with this Section 7.4.

7.5.          Assignment.  Seller may assign this Agreement without Purchaser’s consent upon any dissolution, liquidation, reorganization, change of control, merger, acquisition, or sale of all or substantially all of the assets of Seller. Except as expressly set forth herein, Purchaser may not assign or transfer this Agreement, directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, without Seller’s prior written consent. Any assignment in violation of this Section 7.5 shall be null and void from the beginning; provided, however, that Purchaser may assign this Agreement or any or all of its rights and interests hereunder to one or more of its affiliates or upon any change of control, merger, acquisition or sale of substantially all of the assets of Purchaser.

7.6.          Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

7.7.          Interpretation.  The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.  The parties hereto are sophisticated, represented by counsel and jointly have participated in the negotiation and drafting of this Agreement and there shall be no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.8.          No Third Party Beneficiaries.  This Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.

7.9.          Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

7.10.        Construction.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; and (vi) the term “including” means “including without limitation”.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

7.11.        Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.  Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 7.11, provided that receipt of copies of such counterparts is confirmed.

7.12.        Entire Agreement.  This Agreement (including Exhibit A hereto) and the Purchase Agreement constitute the entire understanding among the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have signed this Trademark License Agreement effective as of the Closing Date first set forth above.

SPP PROCESS TECHNOLOGY SYSTEMS LTD.

By:	William Johnson
Name:	William Johnson
Title:	President & CEO

TEGAL CORPORATION

By:	Thomas R. Mika
Name:	Thomas R. Mika
Title:	President & CEO

EXHIBIT A

LICENSED MARKS

(see attached)